Exhibit (d)(37)

STATE STREET INSTITUTIONAL FUNDS

STATE STREET INSTITUTIONAL SMALL-CAP EQUITY FUND

FIRST AMENDMENT TO THE SUB-ADVISORY AGREEMENT

This FIRST AMENDMENT TO THE INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is made as of December 1, 2021, by and among SSGA FUNDS MANAGEMENT, INC. (“SSGA FM”), a Massachusetts corporation, STATE STREET INSTITUTIONAL FUNDS (fka GE Institutional Funds), a Delaware business trust (“Trust”), on behalf of the STATE STREET INSTITUTIONAL SMALL-CAP EQUITY FUND (fka Small-Cap Equity Fund) (“Fund”), a series of the Trust, solely with respect to Section 12(b) of the Agreement (as defined below), and SOUTHERNSUN ASSET MANAGEMENT, LLC, a Delaware company (“Sub-Adviser”).

RECITALS

WHEREAS, SSGA FM, Trust and Sub-Adviser are parties to the Sub-Advisory Agreement dated as of August 13, 2020 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached hereto.

2.	All terms used and not otherwise defined herein shall have the same meaning ascribed to them in the Agreement between the parties hereto.

3.	All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

SSGA FUNDS MANAGEMENT, INC.

BY:	/s/ Ellen M. Needham

Name:	Ellen M. Needham
Title:	President

STATE STREET INSTITUTIONAL FUNDS, ON

BEHALF OF ITS SERIES, STATE STREET

INSTITUTIONAL SMALL-CAP EQUITY FUND,

SOLELY WITH RESPECT TO SECTION 12(b) OF

THIS AGREEMENT

BY:
Name:
Title:

SOUTHERNSUN ASSET MANAGEMENT, LLC

BY:	/s/ William P. Halliday

Name:	William P. Halliday
Title:	COO

2

SCHEDULE A

Fees Paid to the Sub-Adviser

The Sub-Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth below:

First $100 million	[redacted	]%
Next $150 million	[redacted	]%
Over $250 million	[redacted	]%

The foregoing breakpoints and the annual rate to be paid by SSGA FM to the Sub-Adviser shall be based on the net assets attributable to the aggregate Allocated Assets of all the small-cap equity strategy managed by SSGA FM and sub-advised by the Sub-Adviser.

For the purpose of accruing compensation, the net assets of the Fund shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on dates on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the next day on which the net assets shall have been determined.

In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty (30) days of the date of termination.

3